Exhibit 2.1

To:

(1)	Andrew Glasspool of Headley Lodge, Ockford Road, Godalming, Surrey GU7 1QP;

(2)	Stephen Upton of Manor Farm, East Dean, Salisbury SP5 1HB;

(3)	Mobiflux whose registered office is 8 avenue Villemain, 75014 Paris, France;

(4)	Gary Marshall of 57 Penn Lea Road, Bath, BA1 3RB;

(5)	Jean-Marc Racine of 8 avenue Villemain, 75014 Paris, France; and

(6)	Lionel Tranchard of 7 impasse Ambroise Paré, 78800 Houilles, France.

4 April 2017
Dear Sirs

Farncombe Acquisition

We refer to the share purchase agreement dated 22 July 2015 (“SPA”) made between the above-named persons (together the “Sellers” or “you”) and Cartesian Inc. (the “Buyer” or “us”). Terms defined in the SPA shall, unless the context requires otherwise, have the same meaning when used in this deed.

Clause 3.1(c) of the SPA provides that certain Deferred Consideration may be payable to the Sellers, subject to adjustment in accordance with clause 5.2 of the SPA. The Completion Statements having been agreed by the Sellers and the Buyer, and aggregate payments of £1,677,636.00 made to the Sellers (as set out in Schedule One to this deed), the parties have now agreed the remaining amounts to be payable to the Sellers in respect of such Deferred Consideration.

Clause 3.1(d) of the SPA provides that certain Earn-Out Consideration may be payable to the Sellers to be calculated and paid in accordance with Schedule 8 of the agreement. In anticipation that the Earn-out Target will be achieved, the Buyer has agreed that 100% of the Earn-out Consideration shall be paid to the Sellers on the terms set out herein.

Following negotiation, in order to avoid incurring unnecessary professional costs and expenses, each of the Sellers and the Buyer hereby agrees and confirms that:-

Earn-out Consideration

1.
The aggregate sum of £719,484.87 shall be paid in cash to the Sellers no later than 31 July 2017, to such accounts as they may nominate in writing to the Buyer, apportioned as set out in Part 1 of Schedule Two to this deed.

2.	A total of 461,055 Consideration Shares shall be issued to the Sellers in accordance with the SPA, no later than 31 July 2017, apportioned as set out in Part 2 of Schedule Two to this deed.

The Consideration Shares shall not be deemed to be transferred to the Sellers or outstanding until the delivery of the Consideration Shares to the Sellers. The Sellers shall only be entitled to receive any dividend or distribution in respect of the Consideration Shares if the record date for such dividend or distribution is after such delivery date.

The number of Consideration Shares and the form of such consideration payable under this paragraph shall be subject to adjustment as determined in good faith by the Board of Directors of the Buyer to reflect appropriately any stock split, reverse stock split, stock dividend, merger, consolidation, conversion, reorganization, reclassification, exchange of shares or other like change with respect to shares of common stock of the Buyer (including any conversion of such shares into cash, property or securities in connection with any such transaction) occurring or having a record date prior to the date of transfer of such Consideration Shares to the Sellers. No such adjustment shall be made with respect to any issuance or sale of securities by the Buyer, any repurchase of securities by the Buyer or any dividends or distributions (other than stock dividends) declared or paid on the common stock of the Buyer.

Deferred Consideration

3.
A cash payment equal to any amount received by a member of the Buyer’s Group following the date of this deed in respect of repayment of the loan of €50,000 made to Competitive Market Analysis Group by Farncombe UK prior to Completion shall be made to the Sellers within 5 Business Days of the date of receipt thereof, less all reasonable costs, charges and expenses incurred by the Buyer and the Buyer’s Group in recovering the repayment. Any such payment shall be apportioned as set out in Part 3 of Schedule Two to this deed.

General

4.
If the Buyer fails to pay any sum due to the Sellers under this deed by the relevant due date then the Buyer shall pay interest on the overdue sum from the relevant due date until the date upon which payment of that sum is made (whether before or after judgment) at the rate of 4% a year above the Bank of England’s base rate from time to time.

5.
This deed is entered into in full and final settlement of any claims, rights or actions the Sellers or any of them may have to or in respect of the Deferred Consideration and the Earn-out Consideration under the SPA and each Seller hereby waives in full any such claims, rights or actions with effect from the date of this deed (without prejudice to the Sellers’ rights to enforce the provisions set out herein). In particular, the provisions of Schedule 8 of the SPA (including the Earn-out Protections in paragraph 7 of Schedule 8) shall cease to be of further force or effect from the date of this deed. Save as set out herein, no Seller shall be entitled to any further consideration in respect of the Sale Shares under the SPA, whether in respect of Deferred Consideration, Earn-out Consideration or otherwise. In all other respects, the SPA shall remain in full force and effect, provided that the Buyer may transfer or relinquish Control of Farncombe France, or dispose of all or substantially all of the business and assets of Farncombe France, without such transfer, relinquishment or disposal triggering early payment of the Earn-Out Consideration under clause 3.3 of the SPA.

6.
This deed shall be without prejudice to the rights of the Buyer under the SPA (including, without limitation, subject always to the terms of the SPA, in respect of any Relevant Claim) or which it would otherwise be entitled to bring against all or any of the Sellers. Such rights shall remain in full force and effect.

7.
Each of the Sellers and the Buyer shall keep the fact and terms of this deed confidential and hereby severally undertake not to disclose them to any third party (other than their professional advisers, including auditors), save where otherwise required by operation of law or any regulatory body or with the written consent of Stephen Upton on behalf of all the Sellers and any director on behalf of the Buyer. Each of the Sellers hereby acknowledges and agrees that the Buyer will be required to file and make publicly available a copy of this agreement under the SEC rules.

8.	This deed may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

9.
This deed and any disputes or claims (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales. Each of the Sellers and the Buyer agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes and claims) arising out of or in connection with this deed or its subject matter or formation.

This letter has been executed and delivered as a deed on the date stated above.

EXECUTED and DELIVERED as a DEED    )
by Peter Woodward for and on behalf        ) /s/ Peter Woodward
of CARTESIAN INC.                 )

in the presence of:

Signature of witness: /s/ Carolyn Hughes

Name of witness: Carolyn Hughes

Address of Witness:

We, the Sellers, acknowledge receipt of and agree to the terms of the above letter on the date stated above.

EXECUTED and DELIVERED as a DEED    )
by ANDREW JIM KELLEY GLASSPOOL    ) /s/ Andrew Jim Kelley Glasspool

in the presence of:

Signature of witness: /s/ Diana Carmona

Name of witness: Diana Carmona

Address of Witness:

EXECUTED and DELIVERED as a DEED    )
by STEPHEN MARK UPTON            ) /s/ Stephen Mark Upton

in the presence of:

Signature of witness: /s/ Paul Rusby

Name of witness: Paul Rusby

Address of Witness:

EXECUTED and DELIVERED as a DEED    )
by JEAN-MARC RACINE for and on behalf    )
of MOBIFLUX                     ) /s/ Jean-Marc Racine

in the presence of:

Signature of witness: /s/ Ducray Nathalie

Name of witness: Ducray Nathalie

Address of Witness:

EXECUTED and DELIVERED as a DEED    )
by JEAN-MARC RACINE            ) /s/ Jean-Marc Racine

in the presence of:

Signature of witness: /s/ Ducray Nathalie

Name of witness: Ducray Nathalie

Address of Witness:

EXECUTED and DELIVERED as a DEED    )
by GARY MARSHALL                ) /s/ Gary Marshall

in the presence of:

Signature of witness: /s/ Martin Banham

Name of witness: Martin Banham

Address of Witness:

EXECUTED and DELIVERED as a DEED    )
by LIONEL TRANCHARD            ) /s/ Lionel Tranchard

in the presence of:

Signature of witness: /s/ Virginie Rodari

Name of witness: Virginie Rodari

Address of Witness:

List of Schedules Omitted from Letter Agreement

Schedule One - Deferred Consideration
Schedule Two - Apportionment among Sellers

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule to the Letter Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.